Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-199126, 333-204056, 333-210193, 333-216740, 333-223533, 333-230131, and 333-237089) pertaining to the Calithera Biosciences, Inc. 2010 Equity Incentive Plan, the Calithera Biosciences, Inc. 2014 Equity Incentive Plan, the Calithera Biosciences, Inc. 2014 Employee Stock Purchase Plan, and the Calithera Biosciences, Inc. 2018 Inducement Plan, and in the Registration Statements on Form S-3 (Nos. 333-207905, 333-219791, and 333-243731) of Calithera Biosciences, Inc. and in the related Prospectuses of our report dated March 16, 2021, with respect to the consolidated financial statements of Calithera Biosciences, Inc., included in this Annual Report (Form 10-K) of Calithera Biosciences, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Redwood City, California

March 16, 2021